UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 5, 2012

South American Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Lease with Option to Purchase Baltimore Silver Mine

On August 6, 2012, South American Gold Corp. (the “Company” or “SAGD”) entered into a binding Memorandum of Understanding (the “Agreement”) with Western Continental,Inc. (“Western”) to lease with option to purchase three patented mining claims ( the “Baltimore Silver Mine”) subject to a definitive agreement to be signed within ninety days, with an effective lease date of August 3, 2012. Our 8K filed August 9, 2012 provided property information and is incorporated herein by reference.

Western, and the Company have agreed to a  Definitive Agreement ( “the Agreement”) to Lease with Option to Purchase the Baltimore Silver Mine.  SAGD effected the agreement September 5, 2012 .The lease will be for a term of ten years beginning August 2, 2012, and may be extended for an additional 15 years with a payment of one hundred thousand dollars ($100,000) at any time. During the term of this lease SAGD will be responsible for the payment of any property taxes, indemnify Western for any and all activities SAGD conducts on the property, and secure all required permits and operating licenses for SAGD activities on the property. The lease payment will be $10,000 per year in cash payments, which may be paid in restricted stock as SAGD’s option provided such restricted stock has a market bid price in excess of $20,000  for the 20 days average bid price for the stock prior to payment, and a quarterly cash payment of $500.00 per quarter. Payment will be on July 31st  of each year beginning in 2013.

SAGD will pay a production royalty of all minerals mined from the property in the form of a Net Smelter Return to Western of three percent (3%). SAGD will have for the term of this agreement an option to purchase the property free and clear of any lien or encumbrance in the amount of five hundred  thousand dollars ($500,000) at which time the lease would terminate and no royalty would be due afterwards from the property. Should SAGD cause to be issued a property report meeting standard industry guidelines indicating probable or proven reserves in excess of two million ounces of silver on the property, Western shall receive an additional $30,000 in cash or restricted shares valued as described above, within 30 days of publication of such report.  SAGD will issue 10,000,000 shares of its restricted common stock to Western.  SAGD will also pay $25,000 in cash  or restricted stock, valued at the ten day average bid price for the stock, between January 1,2013 and July 1,213

Description of Property

Land Status

The property consists of three patented mining claims covering approximately sixty acres.
Name of Claim Mineral Survey #
Last Hope 9689
Baltimore 1540
Mona 9689

Location

The Baltimore Mine property is located in Jefferson County Montana, approximately twenty two miles northeast of Butte, MT and four miles northwest of Boulder, MT. Coordinates are Section 7, Township 6 N, Range 4W, Jefferson County, Montana. The Company is collating information and preparing general maps on the project.

The Company is in the process of preparing initial maps for the project.

Access

Access is generally from Boulder by four miles of unimproved county road thence along the Boomerang Creek Road.

Climate and Physiography

The climate is relatively temperate allowing work generally all year around. The mine is on the eastern slope area of Sugarloaf Mountain, with ridges one thousand foot above the main valley. Elevations on the property range from 6,250 feet on ridge top to 5,800 feet above sea level near the Baltimore Mine. Vegetation consists of mostly sage but stands of conifers are common on the north slopes.

Local Resources

There are sufficient local resources for general material and supplies, and general labor. Electric power lines are within a mile of the property and water supply appears adequate for the property, though an assessment will be required for water supply for expanded drilling programs and future potential milling requirements.

Geology

The geology of the area is dominated by the monzonites of the Butte Batholith intruding into the older Elkhorn volcanics, consisting of green-gray welded tuffs and andesites. East-westerly striking pyrite-galena bearing quartz veins have been deposited along or near to fault or shear zones with some Scricitic alteration. The Baltimore shear or alteration zone can be traced can be traced over five thousand feet on the surface.

Metallurgy

The company has no metallurgical tests relating to the property nor historical information as to recoveries of metal from ore formerly produced.

Reserves and Mineralized Material

There are no established reserves or mineralized material on the property according to available information on the project.

History and Historical Information on the Property

The following information has been provided by independent sources not been independently verified by the Company but provided for general informational purposes, and it should not be assumed that prior production results are an indication of potential future results

The mine apparently was discovered in the nineteenth century with regular shipments of ore reported in 1903 by lessees, and two thousand feet of workings. In 1907 it was reported the mine had six aidits and a 140 foot shaft. In 1912, 60 men were employed at the mine, and it was extended an additional six hundred feet. By 1935 the underground workings were estimated at three thousand feet of crosscuts and drifts, and with tunnels. In 1960 it was reported that the mine had produced 18,148 tons of ore which yielded 1,734 ounces of gold, 275,489 ounces of silver, and 271,266 pounds of copper, 1,273,965 pounds of lead and 280,750 pounds of zinc. Past production is no indicator of future production potential which can only be determined through additional information on the property.

Limited sampling was conducted on the property in 1966, 1979, and in 1989 a 4,985 foot drilling program was conducted on the property. The company is reviewing assays from these programs and working to correlate to available assay maps.

Development Work on the Property

The underground workings of the property include six tunnels reported by 1960 and a shaft at a vertical interval of four hundred feet, and three thousand feet of underground workings. Prior operator reports indicates that four of these tunnels the Hope Tunnel, Tunnel No. 4, 5, and 6,were evidently designed to explore the northeastern vein structure of the property.

Exploration Plan

The Company’s initial plans include compiling and reviewing all historical information on the property, and conducting initial site visits to determine costs and schedules for geological mapping, and status of the underground workings, and determining the optimum exploration plan based on this initial work. Our exploration plan will focus on confirming historic grades, and targeting areas that may yield commercial grades and sufficient tonnages to justify rehabilitation of underground workings and drilling to delineate potential mineralization. This preliminary assessment will consider initial approximate cost estimates including the availability of any regional milling facilities. The Company estimates a budget of five to fifty thousand dollars may be required in initial stages of exploration. We will use Company personnel and local mining staff and engineers as required. Our objective is to determine the potential for a commercial deposit on the property and to take the necessary steps to do so.

Item 3.02. Unregistered Sales of Equity Securities.

On August 8, 2012 the Company entered into a Memorandum of Understanding to Lease with Option to Purchase (“MOU”) and on  September 5, 2012, we entered into a definitive agreement to Lease  with Option to Purchase the Baltimore Silver Mine(”The Agreement”), implementing the provisions of the MOU.  The MOU and the Agreement required the issuance of 10,000,000 shares of our restricted common stock to the lessor of the property.

The shares were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the any of the Investors. There were no advertising nor general solicitation involved in this share issuance, and the lessor has represented that it is an accredited investor.

The shares issued in connection with the Agreement were issued in reliance on Section 4(2) and Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In connection with this share issuance, we relied on each of the lessors’ written representations. The lessor represented that they were acquiring the Units for investment only and not with a view toward resale or distribution. We requested our stock transfer agent to affix appropriate restricted legends to the stock certificate issued to the lessor. The lessor was given adequate access to sufficient information about us to make an informed investment decision. The shares had a deemed value based on the date of the MOU of  twenty nine thousand dollars ($29,000.00) or $.0029 per share.

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure.

Press Release

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

On September 6, 2012, the Company made a press release announcing the signature of the Definitive Agreement. The text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following exhibit is filed herewith.

Exhibit No.	Description

10.1	Lease with Option to Purchase Baltimore Silver Mine

99.1	Press Release dated September 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 7, 2012

South American Gold Corp.

By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer